EXHIBIT 99.1

For Immediate Release:

FELCOR ANNOUNCES SALE OF SERIES C PREFERRED STOCK AND REDEMPTION OF ITS REMAINING SERIES B PREFERRED STOCK

IRVING, Texas...August 11, 2005 — FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest hotel real estate investment trusts (REITs), today announced that it has entered into an underwriting agreement to sell 1,398,000 depositary shares, each representing 1/100 of a share of its 8% Series C Cumulative Redeemable Preferred Stock, at a price to the public of $24.615 per depositary share, plus accrued dividends. The public offering of these shares was made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

The gross proceeds of the offering of $34.4 million will be used to redeem the remaining 13,758 shares of FelCor’s outstanding 9% Series B Cumulative Redeemable Preferred Stock and the corresponding 1,375,800 depositary shares (CUSIP No. 31430F 40 8) representing the Series B preferred stock being redeemed. The underwriting discounts and commissions of approximately $0.7 million, and the other offering expenses estimated at $150,000, as well as the accrued but unpaid dividends on the shares being redeemed, will be paid from FelCor’s available cash, rather than from the proceeds of the offering. FelCor’s previously outstanding depositary shares representing Series C preferred stock are, and the new shares are expected to be, listed on the New York Stock Exchange under the symbol “FCHPRC.” Citigroup Global Markets Inc. is the lead manager for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale, of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. Offers of the securities may be made only by means of a prospectus supplement and an accompanying prospectus, copies of which may be obtained from the offices of Citigroup, 388 Greenwich Street, New York, NY 10013, Attn: Prospectus Department, Phone: (212) 816-7214.

This press release contains information about a pending transaction, and there can be no assurance that this transaction will be completed.

FelCor is one the nation’s largest hotel REITs and the largest owner of full service, all-suite hotels. FelCor’s consolidated portfolio is comprised of 130 hotels, located in 30 states and Canada. FelCor owns 68 upscale, all-suite hotels, and is the owner of the greatest number of Embassy Suites Hotels® and Doubletree Guest Suites® hotels in the U.S. FelCor’s portfolio also includes 60 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.2 billion. Additional information can be found on FelCor’s Web site at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws that are qualified by cautionary statements contained herein and in FelCor’s filings with the Securities and Exchange Commission.

Contact:

Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

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